Exhibit 99.1

CONTACTS:	Christopher M. Zimmer	Steven V. DiTommaso	June Filingeri
	President and	Vice President and	President
	Chief Executive Officer	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7604	(412) 257-7661	(203) 972-0186

Universal Stainless Reports Near-Record Sales and Profitability in First Quarter of 2024

■	Q1 2024 Sales of $77.6 million vs. record $79.8 million in Q4 2023; up 18% from Q1 2023
■	Q1 2024 Gross Margin reaches 18.9% of sales, highest since Q1 2012, despite $1.3 million raw material headwind
■	Q1 2024 Net Income up 59% from Q4 2023 to $4.1 million, or $0.43 per diluted share
■	Cash flow from operations totals $10.3 million, up 39% from Q4 2023
■	Backlog increases to $325 million on strong order entry

BRIDGEVILLE, PA, May 1, 2024 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales of $77.6 million for the first quarter of 2024, which is the second highest total in company history, following its record $79.8 million reported in the 2023 fourth quarter, and 18% higher than the first quarter 2023 total of $65.9 million.

Sales of premium alloys totaled $20.1 million, or 25.9% of net sales, in the 2024 first quarter, compared to a record $21.1 million, or 26.5% of sales, in the fourth quarter of 2023, and $17.7 million, or 26.8% of sales, in the first quarter of 2023.

Aerospace is the Company's largest market for premium alloy products, and strong demand continues. Aerospace sales totaled $60.2 million, or 77.5% of net sales, in the first quarter of 2024, versus a record $61.9 million, or 77.6% of sales, in the fourth quarter of 2023, and $49.0 million, or 74.3% of sales, in the first quarter of 2023.

Profitability continued to accelerate in the first quarter of 2024 as gross margin reached $14.7 million, or 18.9% of sales, versus 16.4% of sales in the fourth quarter of 2023, and 11.7% of sales in the 2023 first quarter. Gross margin in the most recent quarter continued to benefit from a rich product mix and higher selling prices, despite raw material misalignment negatively impacting margin by an estimated $1.3 million.

First quarter 2024 operating income rose 51% to $7.3 million from $4.8 million in the fourth quarter of 2023, while net income increased 59% to $4.1 million, or $0.43 per diluted share, from $2.6 million, or $0.27 per diluted share, in the fourth quarter of 2023. In the first quarter of 2023, the Company incurred a loss of $0.5 million, or $0.06 per diluted share.

EBITDA for the first quarter of 2024 rose to $12.2 million from $9.6 million in the fourth quarter of 2023. Adjusted EBITDA increased 27% to $12.6 million from $10.0 million in the fourth quarter 2023. Net cash generated by operating activities increased to $10.3 million for the first quarter. The Company used approximately half of this cash to fund capital expenditures and approximately half to decrease its net debt.

Christopher M. Zimmer, President and CEO, commented: “We achieved the highest profitability in 12 years in the first quarter, including a gross margin of 18.9%, on near-record sales. Our performance was driven by robust aerospace demand and the continued realization of base price increases implemented over the past three years.

“Our strategy to focus on growth in premium alloys has enhanced our results and has yielded a richer product mix and a broader base of customer approvals.

“Aerospace and defense applications represent the primary market for those products. The sustainability of aerospace demand is reinforced in feedback from our customers and reflected in our strong first quarter order entry and higher backlog.

“In addition to increasing sales in 2024 we are focused on managing working capital and generating significant positive cash flow to fund our strategic capital expenditures and pay down debt.

“We continue to invest capital in our premium alloy capacity and efficiency, including placing orders for the addition of a second 18-ton furnace shell for the VIM at our North Jackson facility, and a new box furnace to support the forge.

“2024 is off to a solid start. For the balance of the year we see opportunities to increase sales and continue to expand gross margins. We remain optimistic about our growth momentum and strategy.”

Financial Position

Managed working capital, defined as accounts receivable, plus inventory, minus accounts payable, was $152.3 million at March 31, 2024 compared with $148.8 million at December 31, 2023, and $150.7 million at March 31, 2023. Inventory at the end of the first quarter of 2024 was $142.4 million, a decline of 2% from $144.7 million at the end of the 2023 fourth quarter, and down 5% from $149.4 million at the end of first quarter of 2023.

Backlog (before surcharges) at March 31, 2024 remained strong at $325.1 million, compared with $318.2 million at the end of December 2023. The average selling price per pound in the backlog has increased 19% from the end of the first quarter of 2023.

The Company reduced total debt by $4.3 million to $81.2 million from $85.6 million at year-end 2023. It is down by $18.2 million from $99.4 million at the end of the 2023 first quarter. First quarter 2024 interest expense of $2.0 million was down 7% from $2.2 million in the fourth quarter of 2023, and was flat with the 2023 first quarter.

Capital expenditures totaled $5.5 million compared with $3.4 million in the fourth quarter of 2023 and $4.5 million in the first quarter of 2023. Full year 2024 capital expenditures are expected to approximate $18 million.

Conference Call and Webcast

The Company has scheduled a conference call for today May 1st, at 11:00 a.m. (Eastern) to discuss final first quarter 2024 results. If you wish to listen to the live conference call via telephone, please Click Here to register for the call and obtain your dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2024.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, energy, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market channels; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its impact on the Company and our customers and suppliers; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2024	2023

Net sales	$77,637	$65,865

Cost of products sold	62,970	58,141

Gross margin	14,667	7,724

Selling, general and administrative expenses	7,409	6,275

Operating income	7,258	1,449

Interest expense	2,049	2,032
Other expense (income), net	14	(42)

Income (loss) before income taxes	5,195	(541)

Income taxes	1,058	(29)

Net income (loss)	$4,137	$(512)

Net income (loss) per common share - Basic	$0.45	$(0.06)
Net income (loss) per common share - Diluted	$0.43	$(0.06)

MARKET SEGMENT INFORMATION

(Dollars in thousands; unaudited)	Three months ended
	March 31,
Net Sales	2024	2023

Service centers	$58,271	$49,323
Original equipment manufacturers	6,854	4,208
Rerollers	3,377	6,645
Forgers	7,846	5,029
Conversion services and other	1,289	660

Total net sales	$77,637	$65,865

MELT TYPE INFORMATION

(Dollars in thousands; unaudited)	Three months ended
	March 31,
Net Sales	2024	2023

Specialty alloys	$56,255	$47,549
Premium alloys *	20,093	17,656
Conversion services and other sales	1,289	660

Total net sales	$77,637	$65,865

END MARKET INFORMATION **

(Dollars in thousands; unaudited)	Three months ended
	March 31,
Net Sales	2024	2023

Aerospace	$60,208	$48,958
Energy	6,013	5,838
Heavy equipment	5,848	6,931
General industrial, conversion services and other	5,568	4,138

Total net sales	$77,637	$65,865

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands; unaudited)	March 31,	December 31,
	2024	2023
Assets

Cash	$866	$394
Accounts receivable, net	41,653	39,034
Inventory	142,364	144,700
Other current assets	10,525	11,693

Total current assets	195,408	195,821
Property, plant and equipment, net	159,303	159,636
Other long-term assets	1,235	1,233

Total assets	$355,946	$356,690

Liabilities and Stockholders' Equity

Accounts payable	$31,707	$34,855
Accrued employment costs	8,113	6,492
Current portion of long-term debt	3,772	3,733
Other current liabilities	263	829

Total current liabilities	43,855	45,909
Long-term debt, net	77,471	81,846
Deferred income taxes	1,016	2
Other long-term liabilities, net	2,874	2,891

Total liabilities	125,216	130,648
Stockholders’ equity	230,730	226,042

Total liabilities and stockholders’ equity	$355,946	$356,690

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in thousands; unaudited)	Three months ended
	March 31,
	2024	2023

Operating activities:
Net income (loss)	$4,137	$(512)
Adjustments for non-cash items:
Depreciation and amortization	5,005	5,032
Deferred income tax	1,008	(68)
Share-based compensation expense	454	361
Changes in assets and liabilities:
Accounts receivable, net	(2,619)	(3,232)
Inventory, net	1,874	4,320
Accounts payable	(1,733)	(3,102)
Accrued employment costs	1,621	649
Other, net	523	57

Net cash provided by operating activities	10,270	3,505

Investing activity:
Payments for property, plant and equipment	(5,462)	(4,499)

Net cash used in investing activity	(5,462)	(4,499)

Financing activities:
Net repayment of borrowings under revolving credit facility	(3,484)	1,420
Issuance of common stock under share-based plans	66	-
Repayments of term loan facility and finance leases	(918)	(935)

Net cash (used in) provided by financing activities	(4,336)	485

Net increase (decrease) in cash	472	(509)
Cash at beginning of period	394	2,019
Cash at end of period	$866	$1,510

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands; unaudited)	Three months ended
	March 31,
	2024	2023

Net income (loss)	$4,137	$(512)
Interest expense	1,984	1,968
Income taxes	1,058	(29)
Depreciation and amortization	5,005	5,032
EBITDA	12,184	6,459
Share-based compensation expense	454	361
Adjusted EBITDA	$12,638	$6,820